EXHIBIT 4.2

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”), dated as of November 22, 2011 (the “Effective Date”), is by and among Gryphon Gold Corporation, a Nevada corporation (“Debtor”), and Computershare Trust Company of Canada (“Trustee”), as trustee to the holders (collectively, “Holders”) of 2011 Series B 10% Subordinate Secured Notes, due November 22, 2012, issued by the Debtor.

Recitals

A.           Holders advanced Debtor the aggregate amount of CAD$4,479,000 (the “Loan”) pursuant to the terms of that certain Note and Warrant Purchase Agreement dated November 22, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”).

B.           The indebtedness is evidenced by Series B 10% Subordinate Secured Notes, due November 22, 2012 (“Notes”), in the aggregate principal amount of CAD$4,479,000, issued by Debtor to Holders pursuant to the terms of a Note Indenture dated November 22, 2011, by and between Debtor and Trustee, for the benefit of Holders (as amended, restated, supplemented, or otherwise modified from time to time, the “Note Indenture”).

C.           Borealis Mining Company, a Nevada corporation (“Borealis Mining”), is a wholly-owned subsidiary of Debtor, and Debtor owns all of the issued and outstanding shares of common stock of Borealis Mining (the “Borealis Securities”), subject to a security interest and pledge (the “July Pledge”) granted to holders of the 10% subordinate secured notes, due July 27, 2012, in the aggregate principal amount of CAD$3,000,000 (the “July Notes”) issued pursuant to the terms of a note indenture between Debtor and Trustee, dated July 27, 2011 and a Pledge and Security Agreement between Debtor and Trustee, dated July 27, 2011 (the “July Pledge Agreement”).

D.           Under the terms of the Purchase Agreement, Debtor has agreed to grant, for the benefit of Holder, as secured party, a security interest in all of its property and assets as set forth herein, including a pledge of 100% of the Borealis Securities, subject to Senior Creditor Obligations (as defined in the Note Indenture), including the July Notes.

E.           As a condition precedent to advancing the Loan and the issuance of the Notes, the Debtor is required to execute and deliver this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.           Grant of Security. Debtor hereby grants to Trustee, for the benefit of Holders, subject to Senior Creditor Obligations (as defined in the Note Indenture), including the July Notes, a lien on and security interest in all of Debtor’s right, title and interest in, to and under the following, whether now or hereafter owned, existing, arising or acquired and wherever located (all of the following, collectively, the “Collateral”):

(a)           Inventory.  All (i) inventory in all its forms and of any kind, (ii) goods in which Debtor has an interest in mass or a joint or other interest or right of any kind, (iii) goods which are returned to or repossessed by Debtor, and (iv) accessions thereto and products thereof and documents therefor (any and all of the foregoing herein collectively called the “Inventory”).

(b)           Equipment.  All equipment in any form and of any kind, including all office machinery, production and printing equipment and delivery vehicles (any and all of the foregoing herein collectively called the “Equipment”).

(c)           Receivables.  All (i) accounts of any kind, (ii) chattel paper, documents and instruments of any kind relating to such accounts or arising out of or in connection with the sale or lease of goods or the rendering of services, and (iii) rights in, to or under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, chattel paper, documents, or instruments (any and all of the foregoing herein collectively called the “Receivables”).

(d)           Contract Rights, General Intangibles, etc.  All  (i) contract rights and general intangibles of any kind (including choses in action, tax refunds, and insurance proceeds), (ii) chattel paper, documents, instruments (including promissory notes, drafts, bills of exchange and trade acceptances), security agreements, leases, other contracts and money, all other rights of Debtor (except those constituting Receivables) to receive payments of money or the ownership of property, and (iii) intellectual property of Debtor (any and all of the foregoing herein collectively called the “General Intangibles”).

(e)           Investment Property.  All investment property, including the Pledge Securities (as defined below), all other securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, partnership interests, limited liability company interests, bonds, mutual fund shares, money market shares and U.S. government securities (any and all of the foregoing herein collectively called the “Investment Property”).

(f)           Pledged Borealis Securities.  The entire interest of Debtor in Borealis Mining, as described in Schedule 1(f) and as the same is updated from time to time, all additional interests in Borealis Mining or any successor from time to time acquired by Debtor, and all warrants, options or other rights, whether now owned or hereafter acquired, of Debtor entitling the holder thereof to purchase or acquire any such interest or interests, including (i) Debtor’s capital account, its interest as a shareholder, as applicable, in the net cash flow, net profit and net loss, any items of income, gain, loss, deduction and credit of Borealis Mining, Debtor’s interest in all distributions made or to be made by Borealis Mining to Debtor and all of the other economic rights, titles and interests of Debtor as a shareholder whether set forth in the articles of incorporation or bylaws, as applicable, of Borealis Mining, by separate agreement or otherwise, (ii) Debtor’s voting and other control rights as a shareholder of Borealis Mining, and (iii) all certificates, agreements (including operating agreements), books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing (collectively, the “Pledged Securities”).

(g)           Other Property.  To the extent not included in the foregoing, all of the personal property, rights and interests, present and future, tangible and intangible, which are owned by Debtor or in which Debtor otherwise has any rights, including all goods, fixtures and deposit accounts, cash, funds, checks, notes and instruments from time to time on deposit in any of such deposit accounts, and letter of credit rights and all commercial tort claims.

(h)           Proceeds.  All proceeds, products and supporting obligations of or with respect to any and all of the foregoing and, to the extent not otherwise included, any payments under insurance (whether or not Holder is the loss payee thereof) or under any indemnity, warranty or guaranty by reason of loss to or otherwise with respect to any of the foregoing.

In each case, the foregoing shall be covered by this Agreement, whether any Debtor’s ownership or other rights therein are presently held or hereafter acquired (by operation of law or otherwise) and howsoever any Debtor’s interests therein may arise or appear (whether by ownership, security interest, claim or otherwise).  For purposes hereof, the terms inventory, goods, equipment, accounts, chattel paper, documents, instruments, general intangibles, investment property, securities, security entitlements, securities accounts, commodity contracts, commodity accounts, fixtures, deposit accounts, letter of credit rights, commercial tort claims, supporting obligations and proceeds shall have the meanings set forth in the Uniform Commercial Code as enacted from time to time in the state of New York or in any other applicable jurisdiction (“UCC”).

Notwithstanding anything herein to the contrary, other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principle of equity, in no event shall the lien or security interest granted hereunder attach to, and the Collateral shall not include:  (i) any lease, license, intellectual property, contract, right, claim or benefit to which any Debtor is a party or beneficiary of or any of Debtor’s rights or interest thereunder if, and for so long as, the grant of such lien or security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of Debtor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, intellectual property, contract, right, claim or benefit; provided, however, that such lien and security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, breach or termination shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, intellectual property, contract, right, claim or benefit that does not result in any of the consequences specified in clauses (A) or (B) of this clause (i) including any proceeds of such lease, license, intellectual property, contract, right, claim or benefit; or (ii) any government approval or permit, if and for so long as the grant of such lien or security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of Debtor therein, (B) a violation of, or termination pursuant to, the terms of such government approval or permit or (C) a violation of any applicable law; provided, however, that such lien and security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, violation or termination shall be remedied and, to the extent severable, shall attach immediately to such portion of any such government approval or permit that does not result in any of the consequences specified in clause (A), (B) or (C) of this clause (ii).

2.           Security for Secured Obligations.  This Agreement secures the payment and performance of (a) all Subordinate Secured Note Indebtedness (as defined in the Note Indenture), and all other obligations and liabilities of Debtor (now or hereafter existing) arising under, out of, pursuant to, or in connection with the Notes or the Note Indenture and (b) all indebtedness, obligations and liabilities of the Debtor now or hereafter existing under this Agreement (all such indebtedness, obligations and liabilities being the “Secured Obligations”).  Notwithstanding the foregoing, the security interest granted under this Agreement is subordinate to any security interest granted to a Senior Creditor under any Senior Creditor Obligation (as such terms are defined in the Note Indenture), pursuant to the terms of the Note Indenture, including the July Pledge.

3.           Debtor Remains Liable. Anything herein to the contrary notwithstanding, (a) Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Holder of any of its rights hereunder shall not release Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Holder shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement nor shall Holder be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

4.           Representations and Warranties.  Debtor hereby continuously represents and warrants as follows:

(a)           (i)           Debtor is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.  The principal place of business and chief executive office of the Debtor and the office where Debtor keeps all of its records are located at 611 N. Nevada Street, Carson City, NV, 89703.  Debtor’s tax identification number is 92-0185596 and its organizational identification number is NV20031328264.

(ii)           Borealis Mining is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.

(b)           As of the Effective Date, the Pledged Securities constitute all of the issued and outstanding equity and non-equity securities of Borealis Mining.

(c)           Debtor has no securities account and none of the Collateral is deposited in, credited to or otherwise subject to any securities account.

(d)           Debtor is the sole legal and beneficial owner of the Collateral owned by it, and has good and marketable title to (or valid right in and the power to transfer such rights to) the Collateral, free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement, Permitted Encumbrances (as defined in the Note Indenture) and the liens arising in the ordinary course of business or otherwise disclosed or contemplated in the Note Indenture.

(e)           This Agreement creates a valid security interest in the Collateral, which, upon the filing of all related UCC-1 financing statements in the state of Nevada pursuant to the applicable provisions of the UCC, and the exeuction and delivery of the Subordination Agreement or the later delivery to the Trustee of all certificates representing the Pledged Securities, shall constitute a perfected security interest in the Collateral, securing the payment of the Secured Obligations, subject to Permitted Encumbrances, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

(f)           No consent of any other person or entity and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the grant by Debtor of the security interest created hereby or for the execution, delivery or performance of this Agreement by Debtor, (ii) for the perfection or maintenance of the security interest created hereby, other than the filing of UCC-1 financing statements or UCC-3 amendments describing the Collateral, in accordance with the applicable provisions of the UCC or (iii) for the exercise by Holder of its rights and remedies hereunder.

(g)           There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(h)           Debtor has, independently and without reliance upon Holder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and represents and warrants that it benefits from the transactions contemplated under the Purchase Agreement and Note Indenture.

5.           Covenants; Further Assurances.

(a)           Debtor shall keep its principal place of business and chief executive office and the office where it keeps its records concerning the Receivables, if any, at 611 N. Nevada Street, Carson City, NV, 89703. Debtor shall not change its name in any manner whatsoever or its jurisdiction of organization, formation or incorporation without 10 business days written notice to Trustee.  Until Holder notifies Debtor to the contrary, each Debtor shall make collection of all Receivables and other Collateral in the ordinary course of business.  Holder may, at any time after the occurrence and during the continuance of any “default” or “event of default” under the Notes or the Note Indenture (each an “Event of Default”), notify all account debtors relating to any Receivables that Debtor’s Receivables have been assigned to Trustee for the benefit of Holders and of Holders’ security interest therein, and may collect them directly and charge the collection costs and expenses to Debtor.  So long as an Event of Default has occurred and is continuing, Debtor, at Trustee’s request, shall execute and deliver to Trustee for the benefit of Holders such documents as Trustee shall require to grant Trustee access to any post office box in which collections of Receivables are received.

(b)           Debtor shall maintain good and marketable title to its Collateral free and clear of all liens, security interests, options, and other charges or encumbrances, except for the security interests created by this Agreement, and Permitted Encumbrances (as defined in the Note Indenture).  No Debtor shall sell, assign (by operation of law or otherwise) or otherwise dispose of all or any portion of the Pledged Securities to any person unless (i) no Change of Control will occur as a result of such disposition, (ii) no Event of Default exists as of the date of such disposition or would exist as a result thereof, (iii) the proposed third party transfer is approved in advance by Holder, (iv) the Pledged Securities conveyed remain subject to a first priority, perfected security interest in favor of Holder (subordinate only to Senior Creditor Debt (as defined in the Note Indenture) and Senior Creditor Obligations (as defined in the Note Indenture)), and (v) each party acquiring Pledged Securities shall enter into a pledge agreement with Trustee on behalf of Holder granting such security interest, which pledge agreement shall be in form and substance satisfactory to Trustee. Debtor shall use its best efforts to resolve any dispute, right of setoff, counterclaim, or defense with respect to all or any part of the Collateral.  Debtor shall cause to be terminated any financing statement or other security instrument with respect to its Collateral, except such as may exist or as may have been filed in favor of Holder, and subject to the July Pledge.  Debtor shall defend Holder’s right, title, and special property and security interest in and to the Collateral against the claims of any person or entity, subject to the July Pledge.

(c)           Debtor shall maintain its Collateral in good condition and shall not use the same in violation of any law or any policy of insurance thereon, and shall make such Collateral available for inspection by Holder. Debtor shall not permit any of its Collateral or any part thereof to be affixed to or otherwise become a part of any real or personal property, without first making arrangements satisfactory to Holder to protect Holder’s security interest therein.  Upon Trustee’s request, Debtor shall make appropriate notations in its ledger to indicate Holder’s interest in the Collateral.

(d)           All and any Pledged Securities have been delivered to Trustee, along with duly executed powers of attorney under the July Pledge Agreement, and will remain with Trustee after release of the July Pledge, as collateral under this Agreement, and duly executed powers of attorney shall be delivered to the Trustee under this Agreement.  Collateral shall remain at the location(s) designated by Debtor.  Debtor shall not cause or permit the removal of any item of the Collateral from its possession, control or risk of loss, or from the location specified herein, other than removal in connection with possession of Collateral by Trustee for the benefit of Holders or by a bailee selected by Trustee who is holding the Collateral for the benefit of Holder as agent for Holder.

(e)           Debtor agrees that from time to time, at the expense of Debtor, Debtor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Trustee for the benefit of Holder may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, Debtor will upon such request execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Trustee may request, in order to perfect and preserve the security interest granted or purported to be granted hereby. Debtor shall furnish to Trustee any information that Trustee may from time to time request concerning any covenant, provision or representation contained herein or any other matter in connection with the Collateral or the Note Indenture.

(f)           Debtor hereby authorizes Trustee, but Trustee shall have no obligation, to file one or more financing or continuation statements, and amendments thereto, related to all or any part of the Collateral without the signature of Debtor.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(g)           Debtor will furnish to Holder from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Holder may reasonably request, all in reasonable detail.

(h)           Debtor hereby agrees to and makes the covenants regarding the operations and assets of Borealis Mining set forth in Section 8.2 (d) – (i) of the Note Indenture as if set forth fully herein.

6.           Insurance.  Debtor shall maintain and shall require Borealis Mining to maintain adequate insurance on all of its properties in such amounts with such insurers as are standard practice within the industry of the Debtor.  If Debtor receives benefits arising from any insurance policy covering Collateral, the net cash proceeds shall be deemed Collateral under this Agreement and paid to the Trustee for the benefit of the Holders.

7.           Holder Appointed Attorney-in-Fact. Debtor hereby irrevocably appoints Trustee, for the benefit of Holders, the attorney-in-fact of Debtor, coupled with an interest and with full authority in the place and stead of Debtor and in the name of Debtor, Holder or otherwise, from time to time in Trustee’s discretion, to take any action and to execute any instrument which Trustee may deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a)           To obtain and adjust insurance required to be paid to Holders pursuant to Section 6;

(b)           To ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral;

(c)           To receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection therewith; and

(d)           To file any claims or take any action or institute any proceedings which Trustee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Holder with respect to any of the Collateral.

The provisions of this Section 7 shall terminate upon termination of the Note Indenture and the complete and final satisfaction and repayment of all obligations of any of Debtor under the Notes and Note Indenture, whether for principal, interest, expenses or otherwise.

8.           Holder May Perform.  If any Debtor fails to perform any agreement contained herein, Trustee, for the benefit of Holders, may perform, or cause performance of, such agreement, and the expenses of Trustee incurred in connection therewith shall be payable by Debtor.

9.           Trustee/Holder’s Duties.  The powers conferred on Trustee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Trustee shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral, subject to the July Pledge.  Trustee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Trustee accords its own property.  For the sake of clarity, Trustee is holding the Collateral as trustee to the Holders of the Notes pursuant to the terms of this Agreement, and is also holding the Collateral (as such term is defined in the July Pledge Agreement) as trustee to the holders of the July Notes pursuant to the terms of the July Pledge Agreement.

10.           Remedies.

(a)           If any Event of Default shall have occurred and be continuing subject to the terms of the July Note Subordination (as defined in the Note Indenture):

(i)           Trustee, for the benefit of Holders, shall have all of the rights, remedies and privileges with respect to repossession, retention and sale of the Collateral and disposition of the proceeds thereof as are afforded to Trustee or Holders by this Agreement and the applicable sections of the UCC (whether or not the UCC applies to the affected Collateral).

(ii)           Without limiting the scope of the foregoing clause (i):

(1)           Trustee, for the benefit of Holders, shall have the right to sell, resell, assign, and deliver the Collateral for sale, provided that only such portion of the Collateral as is necessary to satisfy the obligations arising under the Notes or Note Indenture may be sold by Trustee, for the benefit of Holders.  Trustee will give Debtor, to the extent notice of sale shall be required by law, at least ten (10) days’ prior written notice of the time and place of any sale of the Collateral or the time after which any private sale or any other intended disposition of the Collateral is to be made.  Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the UCC) that reasonable notification be given of the time and place of such sale or other disposition.  Such notice may be given without any demand for performance or other demand, all such demands being hereby expressly waived by Debtor. Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(2)           In the event of any such sale or sales, the Collateral so purchased shall be held by the purchaser absolutely free from any and all claims or rights of Debtor of every kind and nature whatsoever, including any equity of redemption or similar rights, all such equity of redemption and similar rights being hereby expressly waived and released by Debtor.  Trustee may disclaim warranties of title, possession, quiet enjoyment and the like.  The proceeds of the sale of any Collateral, together with any other additional collateral security at the time received and held hereunder, shall be received and applied: first, to the payment of all of the Trustee’s costs and expenses of sale, including reasonable attorneys’ fees; second, to the payment of the obligations of Debtor and the other parties under the Notes or Note Indenture, in such order of priority as Trustee shall determine; and third, any remaining proceeds shall be paid to shall be paid over to the applicable Debtor or to whomsoever may be lawfully entitled to receive such surplus.

(3)           Debtor recognizes that Trustee may be unable to effect a public sale of all or any part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), or other applicable laws, rules or regulations, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will, among other things, be obliged to agree to acquire the Collateral or any part thereof for their own account, for investment and not with a view to the distribution or resale thereof.  Debtor agrees that private sales so made may be at prices and on terms less favorable than if the Collateral were sold at public sales, and that Holder has no obligation to delay the sale of any Collateral for the period of time necessary to permit the Collateral to be registered for public sale under the Securities Act or any other applicable law, rule or regulation.  Debtor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(iii)           Debtor shall take any action that Trustee may request in the exercise of its rights and remedies under this Agreement in order to transfer and assign to Trustee, or to such one or more third parties as Trustee may designate, or to a combination of the foregoing, any or all of the Collateral.

(iv)           Trustee shall have the right, for and in the name, place and stead of Debtor, to execute endorsements, assignments and other instruments of conveyance or transfer with respect to all or any of the Collateral, and in connection therewith, Debtor hereby irrevocably appoints Trustee, its officers, employees and agents, or any of them, as attorneys-in-fact for Debtor to execute, deliver, file and record such items for Debtor and in Debtor’s name, place and stead.  This power of attorney, being coupled with an interest, shall be irrevocable.

(b)           If in connection with the exercise by Trustee of any power, right, provision or remedy granted pursuant to this Agreement, or in order to effectuate the purposes and intent of this Agreement, any consent, approval, registration, filing, qualification or authorization of any governmental authority is required, Debtor will execute and deliver all applications, certificates, instruments and other documents and papers that Trustee may be required to obtain for such governmental consent, approval, registration, filing, qualification or authorization.

11.           Waivers and Amendments.   No provision of this Agreement may be amended, waived or modified without the written consent of all the Holders and the Debtor.  Trustee, for the benefit of Holders, may exercise its rights with respect to the Collateral held hereunder without first or simultaneously resorting to any other collateral or sources of repayment or reimbursement; and without being obligated to consider or take notice of any right of contribution, reimbursement, subrogation or marshaling of assets which Debtor may have or claim to have against any person or persons or with respect to any other collateral; and Trustee, for the benefit of Holders, may release any and all other collateral it may now or hereafter have to secure repayment of the Notes, all without affecting  or impairing its rights with respect to the Collateral.  The failure by Trustee to insist upon Debtor’s strict performance of this Agreement or the delay or the failure by Trustee, for the benefit of Holders, to exercise Holder’s remedies hereunder shall not be deemed a waiver of such default, and shall not be a waiver by Holder of any of Holder’s rights or remedies hereunder or at law or in equity.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy on any future occasion.

12.           Addresses for Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12(b)) all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

If to any Debtor:

Gryphon Gold Corporation
611 N. Nevada Street
Carson City, NV, 89703

Attention: President
Facsimile No.:  (775) 883-1456

If to Trustee:

Computershare Trust Company of Canada
510 Burrard Street, 3rd Floor
Vancouver, British Columbia  V6C 3B9

Attention:  Manager, Corporate Trust Department
Facsimile No.:  (604) 661-9403

(b)           Each party hereto may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Each party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

13.           Security Interest Absolute; Continuing Security Interest.  All rights of Holders and security interests hereunder, and all obligations of Debtor hereunder, shall be absolute and unconditional irrespective of, and unaffected by any other circumstance which might otherwise constitute a defense available to, or a discharge of Debtor in respect of the Notes, Note Indentures and this Agreement.  This Agreement shall create a continuing assignment of and security interest in the Collateral and shall remain in full force and effect until the payment in full of the Secured Obligations, subject to the rights of Senior Creditors, Senior Creditor Debt and Senior Creditor Obligations (as defined in and pursuant to the terms of the Note Indenture).  Upon any termination of the Agreement, Trustee will, at Debtor’s expense, execute and deliver to Debtor such documents as Debtor shall reasonably request to evidence such termination.

14.           Governing Law.   This Agreement, and its validity, enforcement, and interpretation, shall be governed by New York law (without regard to any conflict of law principles that would result in the application of substantive law of another jurisdiction) and applicable United States federal law.

15.           Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)           DEBTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND DEBTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

(b)           DEBTOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN ANY OF THE ABOVE-MENTIONED COURTS BY THE MAILING THEREOF BY HOLDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEVADA, AT ITS ADDRESS SPECIFIED IN SECTION 12.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  DEBTOR HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HOLDERS ARE NOT PARTIES, ONLY TRUSTEE HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS OF DEBTOR IN THIS SECTION 15.

(d)           DEBTOR HEREBY WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF HOLDER IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF HOLDER, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, OR PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN HOLDER AND ANY DEBTOR.

16.           Advice of Counsel.  Debtor represents and warrants that it has consulted with its legal counsel regarding all provisions of this Agreement, including those under Section 15.

17.           Successors and Assigns.  The provisions of this Agreement shall be binding upon Debtor and its successors and assigns and inure to the benefit of, and be enforceable by, Holders and their successors, transferees and assigns.  No Debtor shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Trustee (and any attempted assignment or transfer by Debtor without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person or entity, other than the parties hereto, their respective successors and assigns permitted hereby, any legal or equitable right, remedy or claim under or by reason of this Agreement.

18.           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.           Interpretation.   Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Note Indenture.  As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require:

(a)           the words “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import,

(b)           the word “or” is not exclusive,

(c)           references to an “Article,” “Section,” “preamble,” “recital” or any other subdivision, or to an “Appendix,” “Annex,” “Exhibit” or “Schedule” are to an article, section, preamble, recital or subdivision of this Agreement, or to an appendix, annex, exhibit or schedule to this Agreement,

(d)           the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder” and comparable words refer to all of this Agreement, including the Appendices, Annexes, Exhibits and Schedules to this Agreement, and not to any particular Article, Section, preamble, recital or other subdivision of this Agreement or Appendix, Exhibit or Schedule to this Agreement,

(e)           any pronoun in masculine, feminine or neuter form shall include any other gender,

(f)           any word in the singular form include the plural and vice versa,

(g)           references to any agreement or other document, including this Agreement, are to such agreement or document as amended, modified, supplemented and restated now or from time to time after the Effective Date,

(h)           references to any law are to it as amended, modified, supplemented and restated now or from time to time after the Effective Date, and to any corresponding provisions of successor laws, and, unless the context requires otherwise, any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder,

(i)           references to any person or entity include such person’s or entity’s respective successors and assigns permitted hereby,

(j)           references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days, and

(k)           any financial or accounting term that is not otherwise defined herein shall have the meaning given such term under generally accepted accounting principles in the United States of America consistently applied.

20.           Headings.  Titles and Article, Section and other subdivision headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

21.           Counterparts; Integration.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the Purchase Agreement, the July Note Subordination (as defined in the Note Indenture), the Notes and the Note Indenture collectively constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by PDF shall be effective as delivery of a manually executed counterpart of this Agreement.

Signature pages follow

This Agreement has been duly executed and delivered to be effective as of the Effective Date.

DEBTOR:

GRYPHON GOLD CORPORATION, a Nevada corporation

By:	_____________________________________

Its:

TRUSTEE:

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada, as trustee for the Holders

By:	_____________________________________

[Signature Page of Pledge and Security Agreement]

Schedule 1(f)

Pledged Securities

Registered Holder (Debtor)	Corporation (Issuer)	Jurisdiction of Organization of Issuer	Ownership of Debtor in Issuer (common shares of Issuer)
Gryphon Gold Corporation	Borealis Mining Company	Nevada
1,000,000 shares of common stock (“Shares”) with power of attorney to transfer securities

Certificate No. 1 – 100 Shares

Certificate No. 2 – 849,900 Shares

Certificate No. 3 – 37,500 Shares

Certificate No. 4 – 37,500 Shares

Certificate No. 5 – 37,500 Shares

Certificate No. 6 – 37,500 Shares

6 Certificates deposited

Acknowledgment and Confirmation of Trustee

The undersigned, being the Trustee referred to in the foregoing Agreement, hereby acknowledges and confirms, solely in its capacity as trustee to the holders of the July Notes pursuant to the July Indenture, that the foregoing Agreement is a “Permitted Encumbrance” as described in paragraph (j) of the definition of “Permitted Encumbrance” contained in Section 1.1 of the July Indenture.

COMPUTERSHARE TRUST COMPANY OF
CANADA, as trustee to the holders of the July Notes

By:           ______________________________
Name:      ______________________________
Its:           ______________________________